UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

( October 27, 2026)
Date of Report (date of earliest event reported)

SANMINA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-21272	77-0228183
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 North First Street
San Jose,	California		95134
(Address of principal executive offices, including zip code)
	(408)	964-3500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock	SANM	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION
On November 9, 2026, Sanmina Corporation (the “Company”) issued the press release attached as Exhibit 99.1 announcing unaudited financial results for its fiscal quarter ended October 3, 2026.
The information set forth in this Item 2.02, including the exhibit hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. In addition, the information in this Item 2.02 shall not be incorporated by reference into any registration statement filed under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.
ITEM 8.01 OTHER EVENTS

As previously disclosed, on July 29, 2025, the Company entered into a senior secured credit agreement with Bank of America, N.A., as administrative agent, and the lenders and other parties thereto (as amended from time to time, including by Amendment No. 1, dated as of October 20, 2025, Amendment No. 2, dated as of October 27, 2025, Amendment No. 3, dated as of May 27, 2026 and Amendment No. 4, dated as of October 19, 2026, the “Credit Agreement”).

On October 27, 2026, the Company, Bank of America, N.A., as administrative agent, and the lenders and other parties thereto entered into Amendment No. 5 to the Credit Agreement (“Amendment No. 5” and the Credit Agreement as amended by Amendment No. 5, the “Amended Credit Agreement”). Amendment No. 5 amended the Credit Agreement to, among other things, (i) provide for $70 million of incremental term A loans (the “Incremental Term A-1 Loans”), which were funded in full on the effective date of Amendment No. 5 and which, together with the $1.33 billion of term A loans outstanding immediately prior thereto, constitute a single class of term A loans, returning the outstanding principal amount of the Company’s term loan A facility (the “Term Loan A Facility”) to its original funded amount of $1.4 billion, (ii) extend the maturity date of the $1.5 billion revolving credit facility, the Term Loan A Facility and the $600 million delayed draw term loan A facility (the “Delayed Draw Facility”) to October 28, 2031, and (iii) extend the period during which the Company may draw on the Delayed Draw Facility, in up to two drawings, to April 27, 2027, (iv) replace the leverage-based pricing grid applicable to the revolving credit facility, the Term Loan A Facility and the Delayed Draw Facility with a pricing grid based on the Company’s debt ratings and (v) reset the amortization schedule for the Term Loan A Facility. The proceeds of the Incremental Term A-1 Loans may be used for general corporate purposes of the Company and its subsidiaries and to pay fees, costs and expenses related to Amendment No. 5.

Following the effectiveness of Amendment No. 5, borrowings under the revolving credit facility and the Term Loan A Facility (including the Incremental Term A-1 Loans and any term loans drawn under the Delayed Draw Facility) bear interest, at the Company’s option, at either (a) a term SOFR-based rate plus an applicable margin or (b) a base rate plus an applicable margin, in each case with the applicable margin determined pursuant to a pricing grid based on the Company’s debt ratings from S&P and Moody’s, with applicable margins ranging from 1.000% to 1.750% for term SOFR borrowings and from 0.000% to 0.750% for base rate borrowings. The commitment fee on unused revolving commitments ranges from 0.125% to 0.300% per annum. The applicable margin is initially determined at the fourth of five pricing levels, or 1.500% for term SOFR borrowings and 0.500% for base rate borrowings. Borrowings under the Company’s existing term loan B facility (the “2026 Term B-1 Loans”) continue to bear interest, at the Company’s option, at either term SOFR plus 1.75% or the base rate plus 0.75%.

The Term Loan A Facility (including the Incremental Term A-1 Loans) amortizes in quarterly installments commencing in March 2027 at an annual rate of 2.50% of the original principal amount through the second anniversary of the effective date of Amendment No. 5, 5.00% through the fourth anniversary of such date and 10.00% thereafter, with the remaining balance due at maturity.

Amendment No. 5 included customary conditions to effectiveness, representations and warranties, and acknowledgments by the Company and the other loan parties confirming, among other things, that (i) their guarantees of the obligations under the Credit Agreement extend to the Incremental Term A-1 Loans and the extended facilities and (ii) the liens securing the obligations under the Credit Agreement continue in full force and effect, unimpaired and with the same priority, after giving effect to Amendment No. 5.

The foregoing description of Amendment No. 5 does not purport to be complete and is qualified in its entirety by reference to the full text of Amendment No. 5, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the fiscal quarter ending January 2, 2027.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit No	Description

99.1	Press Release issued by Sanmina Corporation on November 9, 2026
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURE

Pursuant to the Requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SANMINA CORPORATION

		By:	/s/ JONATHAN FAUST
Jonathan Faust
Executive Vice President and Chief Financial Officer
Date:	November 9, 2026